                                                                  Exhibit 99.1

VALLEY NATIONAL GASES REPORTS ANOTHER RECORD EARNINGS QUARTER

         Washington, Pa. October 26/PRNewswire/ -- Valley National Gases Incorporated (Amex: VLG) reported today that net earnings for the first quarter ended September 30, 2005 increased by 31% to $0.21 per diluted share, as compared to $0.16 per diluted share for the same period last year.

         Valley National Gases' Vice Chairman and Chief Executive Officer, William A. Indelicato, commented, " Through prudent cost management we continue to demonstrate our ability to leverage expenses as we grow the business. Another record earnings quarter for us was realized primarily as a result of our operating leverage and stable product margins. We continue to see evidence of sustained industrial activity in most of our markets."

         Mr. Indelicato further commented: "The integration of our most recent acquisition in Southeastern Michigan is progressing favorably. Although the business was only acquired on June 30th, it was accretive during this first quarter under Valley ownership. Also, our pending acquisition in Minnesota and South Dakota is progressing on schedule with a planned closing date of October 31st. We also expect this acquisition to be accretive during the eight months of Valley ownership in this fiscal year."

         Net sales increased $5.5 million or 15.1% to $41.7 million in the first quarter ended September 30, 2005, compared to the prior year period. Same store sales increased $2.2 million for the quarter, or 6%, as compared to the prior year quarter. Hard goods sales increased by $0.7 million, or 5%, and industrial gases increased by $0.4 million or 4%. Propane sales increased $1.1 million, or 16%.

         Operating, distribution and administrative expenses increased $2.0 million, or 15%, for the quarter as compared to the same period last year. As a percent of sales, operating distribution and administrative expenses were 37.1% for the quarter as compared to 37.0% for the same quarter last year.

         Depreciation expense increased $0.2 million while amortization expense decreased $0.1 million for the quarter compared to the prior year period.

         Interest expense decreased $0.3 million for the quarter principally due to lower outstanding debt.

         The Company's effective tax rate for the current quarter was 39.0% compared to 38.0% for the prior year period.

         Valley National Gases, with headquarters in Washington, Pennsylvania, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates sixty-seven locations in twelve states, with eight production and distribution centers in the eastern United States.

         The Company will host an earnings teleconference on Thursday, October 27, 2005, beginning at 11:00 a.m. Eastern Time. Access the teleconference by calling 888-293-1205. The press release and a replay of the teleconference will be available in the `Investor Info' section on the Company's website at http://www.vngas.com. The telephone replay will be accessible for one week starting October 27th at 1:00 p.m. Eastern Time by calling 800-633-8284 and entering reservation number 21265151.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Valley National Gases Incorporated contained in this release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Valley that could cause such material differences are identified and discussed from time to time in Valley's filings with the Securities and Exchange Commission, including Valley's ability to evaluate, negotiate, complete and integrate acquisitions, finance and manage future growth, maintain supply and customer relationships, retain key employees and comply with financial covenants in its credit facility; the prices and markets for gases, including propane; economic factors such as the level of economic activity nationally and in the regions Valley serves and political and economic conditions generally; the continued execution of operating improvements; competition; the outcome of litigation relating to product liability, employment law and other claims.


Valley undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Valley makes on related subjects in future reports to the SEC.

                       VALLEY NATIONAL GASES INCORPORATED
                       CONSOLIDATED STATEMENT OF EARNINGS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)



                                                             Three Months Ended
                                                                September 30,
                                                             2005          2004
Net Sales                                                  $ 41,663     $ 36,201
--------------------------------------------------------------------------------
Cost of products sold, excluding depreciation                19,916       16,914
Operating, distribution and administrative (1)               15,474       13,411
Depreciation                                                  1,792        1,572
Amortization of intangibles                                     239          344
Loss (Gain) on disposal of assets                              (37)           18
--------------------------------------------------------------------------------
Total costs and expenses                                     37,384       32,259
--------------------------------------------------------------------------------
Income from operations                                        4,279        3,942
--------------------------------------------------------------------------------
Interest expense                                                891        1,200
Other income, net                                               207          102
--------------------------------------------------------------------------------
Earnings before minority interest                             3,595        2,844
Minority interest                                               257          323
--------------------------------------------------------------------------------
Net earnings before taxes                                     3,338        2,521
Provision for income taxes                                    1,302          958
--------------------------------------------------------------------------------
Net earnings                                               $  2,036      $ 1,563
================================================================================





Basic earnings per share                                   $  0.21       $  0.16
Diluted earnings per share                                 $  0.21       $  0.16
Weighted average shares
    Basic                                                    9,576         9,486
    Diluted                                                  9,721         9,600


(1) Operating, distribution and administrative expenses for the three months ended September 30, 2005 and 2004, respectively, include a reduction of $0.6 million and $0.7 million, respectively in rent expense, partially offset by other expenses of $0.2 million and $0.3 million, respectively, as a result of consolidating under FIN46R, Variable Interest Entities owned by a related party that leases properties to Valley.



SOURCE:  Valley National Gases Incorporated    10/26/05
/CONTACT:  James P. Hart of Valley National Gases, 724-228-3000/
           or j_hart@vngas.com